EXHIBIT 5.1

January 12, 2018

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

Re:

Registration Statement on Form S-8 for 450,000 limited partnership interests of The Jones Financial Companies, L.L.L.P., for issuance under the 2018 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by The Jones Financial Companies, L.L.L.P., a Missouri limited liability limited partnership (the “Partnership”), on January 12, 2018, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Partnership of up to 450,000 limited partnership interests (the “Interests”) pursuant to the 2018 Employee Limited Partnership Interest Purchase Plan of The Jones Financial Companies, L.L.L.P. (the “Plan”), we have examined such partnership records of the Partnership, such laws and such other information as we have deemed relevant, including the Partnership’s Nineteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated June 6, 2014, and statements we have received from officers and representatives of the Partnership. In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Partnership. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Partnership.

Based solely on the foregoing, we are of the opinion that the Interests to be issued by the Partnership pursuant to the Plan have been duly authorized and, when issued by the Partnership in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement as Exhibit 5.1.

Very truly yours,

/s/ THOMPSON COBURN LLP